Exhibit 99.1

TIME WARNER INC. REPORTS FIRST-QUARTER 2013 RESULTS

First-Quarter Highlights

•	Company posted Revenues of $6.9 billion

•	Adjusted Operating Income grew 7% to $1.4 billion

•	Adjusted EPS rose 22% to $0.82

•	Company repurchased 16 million shares for $868 million year-to-date through April 26, 2013

NEW YORK, May 1, 2013 – Time Warner Inc. (NYSE:TWX) today reported financial results for its first quarter ended March 31, 2013.

Chairman and Chief Executive Officer Jeff Bewkes said: “We’re off to a strong start in 2013, making us even more confident in our full-year outlook. Our Adjusted Operating Income in the first quarter increased 7% to $1.4 billion, up 10% excluding Publishing, and Adjusted EPS climbed 22%. These results reflect the ongoing strength of our content, particularly in television. At Turner, the NCAA Division I Men’s Basketball tournament was the most watched March Madness in almost two decades. And we’re seeing good momentum across most of Turner’s networks, including TBS, which was the #1 ad-supported cable network in primetime across adults 18-34 and 18-49 during the quarter. At Warner Bros., we have had another very strong TV season, including having four of the top six comedies on TV and both of the breakout new dramas of this season, Revolution and The Following. And HBO continues to go from strength to strength, powered by hits like Game of Thrones, which is on track this season to become the most-watched series on HBO since The Sopranos.”

Mr. Bewkes continued: “This quarter we also announced our plans to spin off Time Inc. into an independent publicly-traded company, which we expect to complete by the end of the year. As we said when we announced the spin-off in March, we believe this is the best structure for both Time Inc. and Time Warner, and expect this step will create additional value for our stockholders. Underscoring our commitment to stockholder returns, so far this year we’ve repurchased almost $870 million of our stock and paid out over $270 million in dividends.”

Company Results

Revenues of $6.9 billion were essentially flat compared to the year-ago quarter, as growth at the Networks segment was offset by declines at the Film and TV Entertainment and Publishing segments. Adjusted Operating Income grew 7% to $1.4 billion due to increases at the Networks and Film and TV Entertainment segments, offset in part by declines at the Publishing segment. Adjusted Operating Income margins were 21% and 19% in the first quarter of 2013 and 2012, respectively. Operating Income increased 13% to $1.4 billion, while Operating Income margin was 20% compared to 18% in the prior year quarter.

In the first quarter, the Company posted Adjusted Diluted Net Income per Common Share (“Adjusted EPS”) of $0.82 versus $0.67 for the year-ago quarter. Diluted Income per Common Share was $0.75 for the three months ended March 31, 2013 compared to $0.59 for last year’s first quarter.

Excluding Publishing, Revenues were flat, Adjusted Operating Income rose 10% and Operating Income grew 13%.

For the first three months of 2013, Cash Provided by Operations reached $729 million and Free Cash Flow totaled $935 million. As of March 31, 2013, Net Debt was $16.9 billion, down from $17.0 billion at the end of 2012, due to the generation of Free Cash Flow and proceeds from the exercise of stock options, offset in part by cash used for share repurchases and dividends.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

In January 2013, the Company’s Board of Directors authorized a total of $4 billion in share repurchases beginning January 1, 2013, which replaced the amount remaining under the prior authorization.

From January 1, 2013 through April 26, 2013, the Company repurchased approximately 16 million shares of common stock for approximately $868 million.

Segment Performance

Presentation of Financial Information

The schedule below reflects Time Warner’s financial performance for the three months ended March 31, by line of business (millions).

	Three Months Ended March 31,
	2013	2012
Revenues:
Networks	$3,695	$3,602
Film and TV Entertainment	2,681	2,784
Intersegment eliminations	(169)	(165)

Total excluding Publishing	6,207	6,221
Publishing	737	773
Intersegment eliminations	(5)	(15)

Total Revenues	$6,939	$6,979

Adjusted Operating Income (Loss) (a):
Networks	$1,288	$1,201
Film and TV Entertainment	265	215
Corporate	(116)	(100)
Intersegment eliminations	12	(4)

Total excluding Publishing	1,449	1,312
Publishing	(9)	39

Total Adjusted Operating Income	$1,440	$1,351

Operating Income (Loss) (a):
Networks	$1,268	$1,143
Film and TV Entertainment	263	214
Corporate	(124)	(102)
Intersegment eliminations	12	(4)

Total excluding Publishing	1,419	1,251
Publishing	(9)	(4)

Total Operating Income	$1,410	$1,247

Depreciation and Amortization:
Networks	$85	$87
Film and TV Entertainment	93	90
Corporate	7	6

Total excluding Publishing	185	183
Publishing	32	32

Total Depreciation and Amortization	$217	$215

(a)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months ended March 31, 2013 and 2012 included restructuring and severance costs of (millions):

	Three Months Ended March 31,
	2013	2012
Networks	$(22)	$(14)
Film and TV Entertainment	(3)	(6)
Corporate	(2)	–

Total excluding Publishing	(27)	(20)
Publishing	(53)	(6)

Total Restructuring and Severance Costs	$(80)	$(26)

Presented below is a discussion of the performance of Time Warner’s segments for the first quarter of 2013. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

NETWORKS (Turner Broadcasting and HBO)

Revenues increased 3% ($93 million) to $3.7 billion, benefiting from growth of 5% ($115 million) in Subscription revenues, partly offset by declines of 1% ($12 million) in Advertising revenues and 4% ($11 million) in Content revenues. The increase in Subscription revenues resulted primarily from higher domestic rates and international growth. Advertising revenues benefited from growth at Turner’s domestic entertainment networks due principally to higher pricing, offset in part by the timing of the 2013 NCAA Division I Men’s Basketball National Championship tournament (the “NCAA Tournament”). Advertising revenue growth at Turner’s domestic entertainment networks was more than offset by declines at its news networks, due to lower demand, and the shutdown of Turner’s general entertainment network, Imagine, in India and TNT television operations in Turkey in the first half of 2012.

Adjusted Operating Income grew 7% ($87 million) to $1.3 billion due primarily to higher revenues. Programming costs were essentially flat compared to the prior year quarter as higher costs for originals were offset by the timing of the NCAA Tournament, lower programming write-downs and cost reductions due to the shutdown of Imagine and the TNT television operations in Turkey.

Operating Income increased 11% ($125 million) to $1.3 billion. The current year quarter included $20 million of charges related to Turner’s international operations. The prior year quarter included a $58 million charge related to Turner’s decision to shut down Imagine.

The NCAA Tournament across TBS, TNT, truTV and CBS averaged 10.7 million total viewers, up 11% from last year, and was the most-watched NCAA Tournament in 19 years. During the first quarter of 2013, TBS ranked #1 among ad-supported cable networks with adults 18-34 and adults 18-49 in primetime. The Big Bang Theory on TBS ranked as ad-supported cable’s top comedy series of the quarter in total day delivery among all key adult demographics. Adult Swim was ad-supported cable’s #1 network for key adult and male viewers in total day delivery, and the first quarter was the most-watched quarter in its history. In March 2013, Southland on TNT and Coverage Inside Syria & Homs 2012 on CNN both received 2013 George Foster Peabody Awards.

For the first two episodes of its third season, HBO’s Game of Thrones is averaging a gross audience of 13.4 million viewers per episode, putting it on pace to become HBO’s second most popular series ever. HBO earned five George Foster Peabody Awards in March 2013, including awards for Girls and Game Change.

FILM AND TV ENTERTAINMENT (Warner Bros.)

Revenues decreased 4% ($103 million) to $2.7 billion, reflecting mainly lower theatrical performance and a decline in television licensing revenues resulting primarily from fewer significant international syndication availabilities. The declines were offset in part by higher home video revenues from the strong performance of The Hobbit: An Unexpected Journey and Argo and revenues from the Warner Bros. Studio Tour London – The Making of Harry Potter, which opened in March 2012.

Adjusted Operating Income rose 23% ($50 million) to $265 million, as contributions from The Hobbit: An Unexpected Journey and lower print and advertising costs more than offset the decline in revenues.

Operating Income grew 23% ($49 million) to $263 million.

The Hobbit: An Unexpected Journey surpassed $1 billion at the global box office, making it the fourth biggest film in Warner Bros.’ history. The Ellen DeGeneres Show, which is in its 10th season, has been renewed by stations covering 97% of the U.S. through the 2015-2016 season. Season-to-date, Warner Bros.

Television’s Revolution and The Following rank as the top two new series on primetime broadcast television among adults 18-49.

PUBLISHING (Time Inc.)

Revenues declined 5% ($36 million) to $737 million, reflecting declines of 11% ($31 million) in Subscription revenues and 10% ($8 million) in Other revenues, partly offset by an increase of 2% ($6 million) in Advertising revenues. The decrease in Subscription revenues was a result of lower subscription and newsstand sales, partially due to certain weekly titles having fewer issues than the prior year quarter. Advertising revenues increased due to revenues from SI.com and Golf.com, the management of which was transferred from Turner to Time Inc. during the second quarter of 2012, partly offset by lower magazine advertising revenues. The transfer of SI.com and Golf.com benefited Advertising revenues and negatively impacted Other revenues.

Adjusted Operating Loss of $9 million represented a decline of $48 million compared to the year-ago quarter’s Adjusted Operating Income of $39 million, resulting from higher restructuring and severance charges and lower revenues, partly offset by cost savings. The current year quarter included $53 million of restructuring and severance charges compared to $6 million in the prior year quarter.

Operating Loss of $9 million represented a decline of $5 million compared to the year-ago quarter’s Operating Loss of $4 million. The prior year quarter also included a $42 million loss related to the sale of the school fundraising business, QSP.

During the quarter, Time Inc. increased its leading share of overall domestic magazine advertising to 23.0% (Publishers Information Bureau data), its highest share in over two decades. In April 2013, Time Inc. received ten nominations for the 2013 National Magazine Awards, including Magazine of the Year for TIME and General Excellence, Print for Fortune.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Adjusted EPS was $0.82 for the three months ended March 31, 2013, compared to $0.67 in last year’s first quarter. The increase in Adjusted EPS primarily reflected higher Adjusted Operating Income and fewer shares outstanding.

For the three months ended March 31, 2013, the Company reported Net Income attributable to Time Warner Inc. shareholders of $720 million, or $0.75 per diluted common share. This compares to Net Income attributable to Time Warner Inc. shareholders in the first quarter of 2012 of $583 million, or $0.59 per diluted common share.

For the first quarter of 2013 and 2012, the Company reported Net Income of $720 million and $581 million, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss) and Adjusted Operating Income margin, among other measures, to evaluate the performance of its businesses. In light of the pending legal and structural separation of the Company’s Publishing segment from Time Warner, the Company also uses Adjusted Operating Income (Loss) excluding Publishing to further evaluate the non-publishing businesses. Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets; gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. These measures are considered important indicators of the operational strength of the Company’s businesses.

Adjusted Net Income attributable to Time Warner Inc. common shareholders is Net Income attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets, liabilities and investments; gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items. Similarly, Adjusted EPS is Diluted Net Income per Common Share attributable to Time Warner Inc. common shareholders excluding the above items.

Adjusted Net Income attributable to Time Warner Inc. common shareholders and Adjusted EPS are considered important indicators of the operational strength of the Company’s businesses as these measures eliminate amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin, Adjusted Net Income attributable to Time Warner Inc. common shareholders and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

For periods ending on or after July 1, 2012, Free Cash Flow is defined as Cash Provided by Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. For periods ending prior to that date, Free Cash Flow is defined as Cash Provided by Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. A change to the definition of Free Cash Flow for periods prior to July 1, 2012 to adjust for contingent consideration payments made in connection with acquisitions would have had no impact on the reported Free Cash Flow for such periods. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) excluding Publishing, Adjusted Net Income attributable to Time Warner Inc. common shareholders, Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Net Income attributable to Time Warner Inc. common shareholders, Diluted Net Income per Common Share and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks, film and TV entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2013 full-year business outlook.

The Company’s conference call can be heard live at 10:30 am ET on Wednesday, May 1, 2013. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:

Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Doug Shapiro (212) 484-8926
Michael Kopelman (212) 484-8920

# # #

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	March 31, 2013	December 31, 2012
ASSETS
Current assets
Cash and equivalents	$2,493	$2,841
Receivables, less allowances of $1,428 and $1,757	7,095	7,385
Inventories	1,987	2,036
Deferred income taxes	459	474
Prepaid expenses and other current assets	590	528

Total current assets	12,624	13,264

Noncurrent inventories and theatrical film and television production costs	6,252	6,675
Investments, including available-for-sale securities	1,920	2,047
Property, plant and equipment, net	3,769	3,942
Intangible assets subject to amortization, net	2,033	2,108
Intangible assets not subject to amortization	7,642	7,642
Goodwill	30,409	30,446
Other assets	2,298	2,045

Total assets	$66,947	$68,169

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$6,922	$8,039
Deferred revenue	932	1,011
Debt due within one year	316	749

Total current liabilities	8,170	9,799

Long-term debt	19,125	19,122
Deferred income taxes	2,500	2,127
Deferred revenue	518	523
Other noncurrent liabilities	6,642	6,720

Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 933 million and 932 million shares outstanding	17	17
Paid-in-capital	154,065	154,577
Treasury stock, at cost (719 million and 720 million shares)	(35,099)	(35,077)
Accumulated other comprehensive loss, net	(1,060)	(988)
Accumulated deficit	(87,932)	(88,652)

Total Time Warner Inc. shareholders’ equity	29,991	29,877
Noncontrolling interests	1	1

Total equity	29,992	29,878

Total liabilities and equity	$66,947	$68,169

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

Three Months Ended March 31,

(Unaudited; millions, except per share amounts)

	2013	2012
Revenues	$6,939	$6,979
Costs of revenues	(3,750)	(3,976)
Selling, general and administrative	(1,620)	(1,575)
Amortization of intangible assets	(60)	(61)
Restructuring and severance costs	(80)	(26)
Asset impairments	(27)	(52)
Gain (loss) on operating assets, net	8	(42)

Operating income	1,410	1,247
Interest expense, net	(290)	(320)
Other loss, net	(18)	–

Income before income taxes	1,102	927
Income tax provision	(382)	(346)

Net income	720	581
Less Net loss attributable to noncontrolling interests	–	2

Net income attributable to Time Warner Inc. shareholders	$720	$583

Per share information attributable to Time Warner Inc. common shareholders:
Basic net income per common share	$0.77	$0.60

Average basic common shares outstanding	932.8	968.3

Diluted net income per common share	$0.75	$0.59

Average diluted common shares outstanding	956.4	990.1

Cash dividends declared per share of common stock	$0.2875	$0.2600

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Three Months Ended March 31,

(Unaudited; millions)

	2013	2012
OPERATIONS
Net income	$720	$581
Adjustments for noncash and nonoperating items:
Depreciation and amortization	217	215
Amortization of film and television costs	1,792	1,948
Asset impairments	27	52
Loss on investments and other assets, net	19	51
Equity in losses of investee companies, net of cash distributions	23	15
Equity-based compensation	106	101
Deferred income taxes	400	(92)
Changes in operating assets and liabilities, net of acquisitions	(2,575)	(2,455)

Cash provided by operations	729	416

INVESTING ACTIVITIES
Investments in available-for-sale securities	(15)	(17)
Investments and acquisitions, net of cash acquired	(62)	(59)
Capital expenditures	(85)	(133)
Investment proceeds from available-for-sale securities	33	–
Other investment proceeds	120	22

Cash used by investing activities	(9)	(187)

FINANCING ACTIVITIES
Borrowings	6	11
Debt repayments	(438)	(13)
Proceeds from exercise of stock options	339	185
Excess tax benefit from equity instruments	84	34
Principal payments on capital leases	(2)	(3)
Repurchases of common stock	(672)	(725)
Dividends paid	(273)	(257)
Other financing activities	(112)	(60)

Cash used by financing activities	(1,068)	(828)

DECREASE IN CASH AND EQUIVALENTS	(348)	(599)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	2,841	3,476

CASH AND EQUIVALENTS AT END OF PERIOD	$2,493	$2,877

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended March 31, 2013

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Networks	$1,288	$(18)	$–	$(2)	$1,268
Film and TV Entertainment	265	(2)	–	–	263
Corporate	(116)	(7)	8	(9)	(124)
Intersegment eliminations	12	–	–	–	12

Time Warner excluding Publishing	1,449	(27)	8	(11)	1,419
Publishing	(9)	–	–	–	(9)

Time Warner	$1,440	$(27)	$8	$(11)	$1,410

Margin(a)	20.8%	(0.4%)	0.1%	(0.2%)	20.3%

Three Months Ended March 31, 2012

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Networks	$1,201	$(52)	$–	$(6)	$1,143
Film and TV Entertainment	215	–	–	(1)	214
Corporate	(100)	–	–	(2)	(102)
Intersegment eliminations	(4)	–	–	–	(4)

Time Warner excluding Publishing	1,312	(52)	–	(9)	1,251
Publishing	39	–	(42)	(1)	(4)

Time Warner	$1,351	$(52)	$(42)	$(10)	$1,247

Margin(a)	19.4%	(0.7%)	(0.6%)	(0.2%)	17.9%

Please refer to pages 12 to 13 for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliations of

Adjusted Net Income attributable to Time Warner Inc. common shareholders to

Net Income attributable to Time Warner Inc. common shareholders and

Adjusted EPS to Diluted Net Income per Common Share

	Three Months Ended March 31,
	2013	2012
Asset impairments	$(27)	$(52)
Gain (loss) on operating assets, net	8	(42)
Other	(11)	(10)

Impact on Operating Income	(30)	(104)

Investment losses, net	(17)	(9)
Amounts related to the separation of Time Warner Cable Inc.	5	(1)
Amounts related to the disposition of Warner Music Group	(1)	–

Pretax impact	(43)	(114)
Income tax impact of above items	(22)	36

Impact of items affecting comparability on net income attributable to Time Warner Inc. shareholders	$(65)	$(78)

Amounts attributable to Time Warner Inc. shareholders:
Net income	$720	$583
Less Impact of items affecting comparability on net income	(65)	(78)

Adjusted net income	$785	$661

Per share information attributable to Time Warner Inc. common shareholders:
Diluted net income per common share	$0.75	$0.59
Less Impact of items affecting comparability on diluted net income per common share	(0.07)	(0.08)

Adjusted EPS	$0.82	$0.67

Average diluted common shares outstanding	956.4	990.1

Asset Impairments

During the three months ended March 31, 2013, the Company recognized asset impairments of $18 million at the Networks segment consisting of $12 million related to certain Turner international intangible assets and $6 million related to programming assets resulting from Turner’s decision in the first quarter of 2013 to shut down certain of its entertainment networks in Spain, $2 million at the Film and TV Entertainment segment related to miscellaneous assets and $7 million at the Corporate segment related to internally developed software.

During the three months ended March 31, 2012, the Company recognized $52 million of charges at the Networks segment primarily related to certain receivables, programming assets and long-lived assets in connection with Turner’s decision in the first quarter 2012 to shut down its general entertainment network, Imagine, in India.

Gain (Loss) on Operating Assets, Net

For the three months ended March 31, 2013, the Company recognized an $8 million gain at the Corporate segment on the disposal of certain corporate assets.

For the three months ended March 31, 2012, the Company recognized a $42 million loss at the Publishing segment in connection with the sale in the first quarter of 2012 of Time Inc.’s school fundraising business, QSP.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Other

Other reflects external costs related to mergers, acquisitions or dispositions of $11 million and $8 million for the three months ended March 31, 2013 and 2012, respectively. External costs related to mergers, acquisitions or dispositions for the three months ended March 31, 2013 consisted of $9 million related to the separation of Time Inc. from Time Warner and $2 million related to the shutdown of certain of Turner’s entertainment networks in Spain and for the three months ended March 31, 2012 included $6 million related to the shutdown of Imagine.

Other also reflects legal and other professional fees related to the defense of securities litigation matters for former employees totaling $0 and $2 million for the three months ended March 31, 2013 and 2012, respectively.

External costs related to mergers, acquisitions or dispositions and amounts related to securities litigation and government investigations are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Losses, Net

For the three months ended March 31, 2013, the Company recognized $17 million of net investment losses, consisting of an $88 million impairment of the Company’s investment in Central European Media Enterprises Ltd., a $65 million gain on the sale of the Company’s investment in a theater venture in Japan, which included a $10 million gain related to a foreign currency contract, and $6 million of net miscellaneous investment gains.

For the three months ended March 31, 2012, the Company recognized $9 million of miscellaneous investment losses.

Amounts Related to the Separation of Time Warner Cable Inc.

For the three months ended March 31, 2013 and 2012, the Company recognized other income of $5 million and other loss of $1 million, respectively, related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by Time Warner Cable Inc. employees, which has been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Disposition of Warner Music Group

For the three months ended March 31, 2013, the Company recognized $1 million of losses associated with the disposition of Warner Music Group in 2004.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain items.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Cash Provided by Operations to Free Cash Flow

	Three Months Ended March 31,
	2013	2012
Cash provided by operations	$729	$416
Add payments related to securities litigation and government investigations	–	2
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	209	2
Add excess tax benefits from equity instruments	84	34
Less capital expenditures	(85)	(133)
Less principal payments on capital leases	(2)	(3)

Free Cash Flow	$935	$318

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  DESCRIPTION OF BUSINESS

Time Warner Inc. (“Time Warner”) is a leading media and entertainment company, whose businesses include television networks, film and TV entertainment and publishing. Time Warner classifies its operations into three reportable segments: Networks: consisting principally of cable television networks, premium pay and basic tier television services and digital media properties; Film and TV Entertainment: consisting principally of feature film, television, home video and videogame production and distribution; and Publishing: consisting principally of magazine publishing and related websites as well as book publishing and marketing businesses.

Note 2.  INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended March 31,
	2013	2012
Intersegment Revenues
Networks	$22	$27
Film and TV Entertainment	148	140
Publishing	4	13

Total intersegment revenues	$174	$180

Note 3.  FILM AND TV ENTERTAINMENT HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended March 31,
	2013	2012
Home video and electronic delivery of theatrical product revenues	$477	$467
Home video and electronic delivery of television product revenues	205	189